Exhibit 99.3
SEAPORT ENTERTAINMENT GROUP INC.
FORM OF BENEFICIAL HOLDER ELECTION FORM
The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $0.01 per share (the “common stock”), of Seaport Entertainment Group Inc., a Delaware company (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Company’s registration statement on Form S-1 initially filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2024, as amended (Registration No. 333-279690) (the “Registration Statement”) and a prospectus dated               , 2024 filed with the Commission (the “Prospectus”).
With respect to any instructions to exercise (or not to exercise) rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m. Eastern Time on , 2024, the scheduled expiration date of the rights offering (which may be extended by the Company).
This will instruct you whether to exercise rights to purchase shares of the Company’s common stock distributed with respect to the shares of the Company’s common stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Registration Statement and the Prospectus and the related “Instructions for Use of Seaport Entertainment Group Inc. Subscription Rights Certificates.”
Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of common stock.
Box 2. ☐ Please EXERCISE RIGHTS for shares of common stock as set forth below.
The number of rights for which the undersigned gives instructions for exercise under the basic subscription right should not exceed the number of rights that the undersigned is entitled to exercise. The undersigned is only entitled to the over-subscription privilege if the undersigned exercises its basic subscription right in full.

Per Share	Number of Shares	Subscription Price	Payment
Basic subscription right	x	$25.00 =	$ (Line 1)
Over-subscription privilege	x	$25.00 =	$ (Line 2)
	Total Payment Required	$ (Sum of Lines 1 and 2 must equal total of amounts in Boxes 3 and 4.)
Box 3. ☐ Payment in the following amount is enclosed $ .
Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)

Please type or print name(s) below:
Date:               , 2024